Item 30. Exhibit (h) i. i. 1. ix.

AMENDMENT NO. 8 TO THE

PARTICIPATION AGREEMENT BY AND BETWEEN

GOLDMAN SACHS VARIABLE INSURANCE TRUST,

GOLDMAN SACHS & CO. LLC AND

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

THIS AMENDMENT is made and entered into as of the 2nd day of October, 2023 and amends the Participation Agreement made and entered into as of the 23rd day of October 1998, and amended on November 1, 1999, May 1, 2000, April 15, 2001, May 1, 2003, May 1, 2007, October 1, 2016, and October 14, 2020 (the “Participation Agreement”), by and between GOLDMAN SACHS VARIABLE INSURANCE TRUST, a statutory trust formed under the laws of Delaware (the “Trust”), GOLDMAN SACHS & CO. LLC, a New York limited liability company (the “Distributor”), and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Massachusetts (the “Company”), on its own behalf and on behalf of each separate account of the Company identified in the Participation Agreement.

The parties hereby agree to amend the Participation Agreement as follows:

1.	The Participation Agreement is hereby amended to add the following as a new Section 5.11 of the Agreement:

5.11 Anti-Money Laundering. The Company shall comply with all Applicable Laws designed to prevent money “laundering”, and if required by such laws or regulations, to share with the Trust information about individuals, entities, organizations and countries suspected of possible terrorist or money “laundering” activities in accordance with Section 314(b) of the USA Patriot Act. In particular, the Company agrees that:

•	as part of processing an application for a Contract, it will verify the identity of applicants and, if an applicant is not a natural person, will verify the identity of prospective principal and beneficial owners submitting an application for a Contract,

•	as part of its ongoing compliance with the USA Patriot Act, it will, from time to time, reverify the identity of Contract Owners, including the identity of principal and beneficial owners of Contracts held by non-natural persons,

•	as part of processing an application for a Contract, it will verify that no applicant, including prospective principal or beneficial Contract Owners, is a “specially designated national” or a person from an embargoed or “blocked” country as indicated by the Office of Foreign Asset Control (“OFAC”) list of such persons,

•	as part of its ongoing compliance with the USA Patriot Act, it will, from time to time, reverify that no Contract Owner, including a principal or beneficial Contract Owners, is a “specially designated national” or a person from an embargoed or “blocked” country as indicated by the OFAC list of such persons,

•	it will ensure that money tendered to the Trust as payment for Trust Shares did not originate with a bank lacking a physical place of business (i.e., a “shell” bank) or from a country or territory named on the list of high-risk or non-cooperating countries or jurisdictions published by the Financial Action Task Force, and

•	if any of the foregoing cease to be true, the Trust or its agents, in compliance with the USA Patriot Act or Bank Secrecy Act, may seek authority to block transactions in Account units arising from accounts of one or more such Contract Owners with the Company or of one or more of the Company’s accounts with the Trust.

The Trust and the Distributor shall comply with all Applicable Laws designed to prevent money “laundering”, and if required by such laws or regulations, to share with the Company information about individuals, entities, organizations and countries suspected of possible terrorist or money “laundering” activities in accordance with Section 314(b) of the USA Patriot Act.

2.	The Participation Agreement is hereby amended to add the following as a new Section 5.12 of the Agreement:

5.12       Anti-Bribery.

(a)                 The Company warrants that in any way related to this Agreement, it and its affiliates, agents, and employees will at all times comply with all applicable laws, regulations, including self-regulatory organization (“SRO”) regulations, and administrative requirements, including those pertaining to tax reporting and tax compliance, tax evasion or the facilitation of tax evasion, and those dealing with bribery, corruption, improper or illegal payments, gifts, gratuities or money laundering, and shall take no action which would subject Goldman Sachs to penalties under applicable laws, regulations and administrative requirements.

(b)                The Company represents that, in connection with this Agreement, it has not and warrants that it will not (i) make (or cause to be made), offer, promise, or authorize any payments or gifts or anything of value, directly or indirectly, to any Public Official (as defined below) or to any other person to secure an improper advantage, improperly obtain or retain business or an improper advantage, or otherwise to induce any person to perform their duties improperly, or (ii) pay, offer, or agree to pay (or cause to be paid, offered or agreed to be paid) any political contributions or donations. In performing this Agreement, the Company agrees to not authorize, make, permit to be made, or allow any agents, subcontractors, vendors, consultants, or other third parties (“Third Parties”) to make any payments, which, if made by the Company, would violate this Agreement. As used in this Agreement, “Public Official” means any person holding an elected or appointed office and any other officer or employee of a government or a department, agency, instrumentality or part thereof (including a state-owned or - controlled enterprise or a joint venture/partnership with a government entity), any officer or employee of a public international organization or a political party, and any candidate for political office; or any person exercising a public function or acting in an official capacity for or on behalf of any of the foregoing.

(c)                 The Company represents that, in connection with this Agreement, it has not and warrants that it will not receive or solicit bribes, kickbacks, or other improper benefits related to its services to Goldman Sachs.

(d)                The Company hereby acknowledges that it has received and reviewed a copy of the Goldman Sachs Anti-Bribery and Anti-Corruption Compliance Statement (available at https://www.goldmansachs.com/investor-relations/corporate-governance/corporate-governance-documents/anti-bribery-program.pdf , which may be amended from time to time), setting forth Goldman Sachs’ anti-corruption policy with respect to its business activities and relations with clients and prospective clients, and warrants and agrees that in connection with this Agreement, the Company will act on a consistent basis with such Statement and in no event shall take any action that would cause or reasonably be expected to cause Goldman Sachs to be in violation of such Statement.

(e)                 To the extent the Company retains Third Parties in connection with this Agreement, the Company warrants that it will ensure appropriate, risk-based due diligence is conducted on each such Third Party consistent with industry best practices, provide appropriate training to relevant employees of the Third Parties, monitor their activities to ensure compliance with applicable laws as it relates to this Agreement, and take such other steps as are reasonable and proportionate to ensure compliance with applicable laws related to the Agreement, as well as the terms and conditions of this Agreement. The Company shall ensure that its contracts with Third Parties approved by the Firm include clauses (a) – (c) above. The Company also agrees to comply with any other reasonable requirements set forth by Goldman Sachs as part of its approval of a Third Party related to the Agreement.

(f)                  The Company agrees to give prompt written notice to Goldman Sachs in the event that, at any time during the term of this Agreement, any representations set forth in this Section are no longer accurate or the Company has failed to comply with or has breached any of its warranties hereunder. In the event of such notice, or if Goldman Sachs otherwise verifies or determines reasonably and in good faith that the representations are no longer true and accurate or that the Company has failed to comply with or has breached any of its warranties hereunder, then notwithstanding any other provision of this Agreement, Goldman Sachs shall have the unilateral right to terminate this Agreement by written notice to the Company and the Company shall not be entitled to receive any compensation from the time of such non-compliance or breach, including for services previously rendered to the extent that those services are related to the non-compliance or breach.

3.	Schedule 1, 2 and 3 of the Participation Agreement are amended to include the following variable life contracts:

Amendment No. 8 to Schedule 1

Name of Account and Subaccounts	Date Established by Board of Directors of the Company	SEC 1940 Act Registration Number	Type of Product Supported by Account
Massachusetts Mutual Variable Annuity Separate Account 4	July 9, 1997	811-08619
Massachusetts Mutual Variable Life Separate Account 1	July 13, 1988	811-08075	SL9 SL10 SVUL SVUL II VUL Guard SVUL Guard VUL VUL II SL18
Massachusetts Mutual Variable Life Separate Account IX	August 17, 2020	N/A	Strategic Life 20
Massachusetts Mutual Variable Life Separate Account X	September 29, 2023	N/A	Strategic Life 21
Massachusetts Mutual Variable Life Separate Account VII	October 17, 2005	N/A	Strategic Life 20B

Amendment No. 8 to Schedule 2

Policy Marketing Name	SEC 1933 Act Registration	Name of Supporting Account	Annuity or Life
SL9	033-87904	SL9-9400	Life
SL10	333-65887	SL10-9800	Life
SVUL	333-41657	P1-98	Life
SVUL II	333-88503	P5-99M	Life
VUL Guard	333-101495	P3-2003	Life
SVUL Guard	333-114171	P5-2004	Life
VUL	333-49475	P2-98M	Life
VUL II	333-50410	P2-2001	Life
SL18	333-215823	ICC16SL18	Life
Strategic Life 20	N/A	SLP20-2021	Life
Strategic Life 21	N/A	SLP20-2021	Life
Strategic Life 20B	N/A	SLP20-2021	Life

Amendment No. 8 to Schedule 3

Contract Marketing Name	Trust Classes and Series
Any variable life or variable annuity contracts issued by the separate accounts referenced below.	All Goldman Sachs Variable Insurance Trust Funds (All Share Classes)
Separate Accounts:
Massachusetts Mutual Variable Annuity Separate Account 4
Massachusetts Mutual Variable Life Separate Account 1
Massachusetts Mutual Variable Life Separate Account IX
Massachusetts Mutual Variable Life Separate Account X
Massachusetts Mutual Variable Life Separate Account VII

IN WITNESS WHEREOF, the Trust, the Distributor and the Company hereby amend the Participation Agreement in accordance with Article XI of the Agreement.

GOLDMAN SACHS VARIABLE INSURANCE TRUST

Date:	By:	/s/ Frank Murphy
	Name:	Frank Murphy
	Title:	Managing Director

GOLDMAN SACHS & CO. LLC

Date:	By:	/s/ C.L.J.H.
	Name:	Chris Hecht
	Title:	Managing Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Date:	By:	/s/ Michael S. Dunn
	Name:	Michael S. Dunn
	Title:	Head of Institutional Insurance